                                                                  Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment 4 to the Registration Statement (Form S-3 No. 333-106889) and related Prospectus of Juniper Networks Inc. for the registration of the Company's Zero Coupon Convertible Senior Notes due June 15, 2008 and 19,860,973 shares of its common stock and to the incorporation by reference therein of our report dated January 14, 2003, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

San Jose, California
November 3, 2003